Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164191, 333-164192, 333-181977, and 333-192633 on Form S-8 of our reports dated August 14, 2015, relating to the financial statements and financial statement schedule of Towers Watson & Co., and the effectiveness of Towers Watson & Co.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Towers Watson & Co. for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

August 14, 2015